As filed with the Securities and Exchange Commission on July 21, 2016	Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIGMA LABS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	27-1865814 (I.R.S. Employer Identification No.)

3900 Paseo del Sol

Santa Fe, NM 87507

(505) 438-2576

(Address of principal executive offices)

2013 EQUITY INCENTIVE PLAN, AS AMENDED, OF SIGMA LABS, INC.

(Full title of the plan)

Mark Cola, President and Chief Executive Officer

Sigma Labs, Inc.

3900 Paseo del Sol

Santa Fe, NM 87507

(Name and address of agent for service)
(505) 438-2576
(Telephone number, including area code, of agent for service)

Copy to: William Gould Darren Freedman TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, California 90067 (310) 553-4441

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $0.001 par value per share	450,000 shares (2)	$2.95(2)	$1,327,500(2)	$133.68
TOTAL	450,000 shares	--	$1,327,500	$133.68

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 2013 Equity Incentive Plan, as amended, as a result of the anti-dilution adjustment provisions contained therein.

(2)	Represents shares reserved for issuance pursuant to future awards under the 2013 Equity Incentive Plan, as amended. The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of the $2.95 average of the high and low trading prices of the registrant’s common stock, as reported on the OTCQB on July 18, 2016.

(3)	Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act, which provides that the fee shall be $100.70 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

EXPLANATORY NOTE

This Registration Statement is filed pursuant to General Instruction E to Form S-8 by Sigma Labs, Inc., a Nevada corporation (the “Company”), to register 450,000 shares (as adjusted for the March 17, 2016, 1-for-100 reverse stock split) of common stock of the Company in addition to those previously registered on the Company’s Registration Statement on Form S-8 (File No. 333-197616) filed with the Securities and Exchange Commission on July 24, 2014 for issuance pursuant to the Company’s 2013 Equity Incentive Plan. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of such previously filed Registration Statement, except that the provisions contained in Part II of such earlier Registration Statement are modified as set forth in this Registration Statement. A 1-for-100 reverse stock split of the Company's common stock was effected on March 17, 2016.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 4. Description of Securities

The class of securities of the Company to be offered under this Registration Statement is the Company’s common stock, par value $0.001 per share (“Common Stock”).

The Company’s authorized capital stock currently consists of 15,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.001 par value (“Preferred Stock”).

The number of shares of Common Stock issued and outstanding as of the date hereof is 6,244,910 shares. As of the date hereof, there are no shares of Preferred Stock outstanding. The following statements set forth the material terms of the Company’s Common Stock; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to, our Articles of Incorporation, as amended, and Bylaws, as amended, copies of which are filed as exhibits to our SEC reports.

Common Stock

Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the Company’s stockholders.  Holders of Common Stock do not have cumulative voting rights.  Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors of the Company, in its discretion, from funds legally available therefor.  In the event of any liquidation, dissolution or winding up, the holders of Common Stock are entitled to a pro-rata share of all assets remaining after payment in full of all liabilities and preferential payments, if any, to holders of Preferred Stock.  All of the outstanding shares of Common Stock are fully paid and non-assessable.

Holders of Common Stock have no preemptive rights to purchase Common Stock.  There are no conversion or redemption provisions applicable to the Common Stock.

The Company’s Common Stock is quoted for trading on the OTCQB, under the symbol “SGLB”.

Dividends

The Company has not paid any dividends to date. Dividends, if any, will be contingent upon the Company’s revenues and earnings, if any, capital requirements and financial conditions.  The payment of dividends, if any, will be within the discretion of the Board of Directors.  The Company presently intends for the foreseeable future to follow a policy of retaining all of the Company’s earnings, if any, to finance the development and expansion of the Company’s business and, therefore, does not expect to pay any dividends in the foreseeable future.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Company; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Company; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Company or for any debt securities of the Company and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

The Board of Directors of the Company may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the Company.

Transfer Agent

Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT 84117, is the Company’s stock transfer agent.

Item 8. Exhibits

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this Registration Statement:

Exhibit No.	Exhibit Description

4.1	2013 Equity Incentive Plan of Sigma Labs, Inc. (the “Plan”) (previously filed by the Company as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on April 16, 2013, and incorporated herein by reference).

4.2	Amendment to the Plan (previously filed by the Company as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 filed on May 12, 2016, and incorporated herein by reference).

4.3	Form of Nonqualified Stock Option Agreement for the Plan (previously filed by the Company as Exhibit 4.2 to the Company’s Form S-8 Registration Statement, filed on July 24, 2014, and incorporated herein by reference).

4.4	Form of Incentive Stock Option Agreement for the Plan (previously filed by the Company as Exhibit 4.3 to the Company’s Form S-8 Registration Statement, filed on July 24, 2014, and incorporated herein by reference).

4.5	Form of Restricted Stock Agreement for the Plan (previously filed by the Company as Exhibit 4.4 to the Company’s Form S-8 Registration Statement, filed on July 24, 2014, and incorporated herein by reference).

5.1	Opinion of TroyGould PC with respect to the securities being registered (included with this registration statement).

23.1	Consent of Pritchett, Siler & Hardy, P.C. (included with this registration statement).

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page of this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, State of New Mexico, on July 21, 2016.

SIGMA LABS, INC.
By: /s/ Mark Cola Mark Cola President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark Cola as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on July 21, 2016.

Signature	Title

/s/ MARK COLA Mark Cola	President and Chief Executive Officer (principal executive officer) and Director

/s/ MURRAY WILLIAMS Murray Williams	Chief Financial Officer and Treasurer (principal financial and accounting officer)

/s/ MICHAEL THACKER Michael Thacker	Secretary and Director
/s/ THOMAS P. O'MARA Thomas P. O'Mara	Director

EXHIBIT INDEX

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this Registration Statement:

Exhibit No.	Exhibit Description

4.1	2013 Equity Incentive Plan of Sigma Labs, Inc. (the “Plan”) (previously filed by the Company as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on April 16, 2013, and incorporated herein by reference).

4.2	Amendment to the Plan (previously filed by the Company as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 filed on May 12, 2016, and incorporated herein by reference).

4.3	Form of Nonqualified Stock Option Agreement for the Plan (previously filed by the Company as Exhibit 4.2 to the Company’s Form S-8 Registration Statement, filed on July 24, 2014, and incorporated herein by reference).

4.4	Form of Incentive Stock Option Agreement for the Plan (previously filed by the Company as Exhibit 4.3 to the Company’s Form S-8 Registration Statement, filed on July 24, 2014, and incorporated herein by reference).

4.5	Form of Restricted Stock Agreement for the Plan (previously filed by the Company as Exhibit 4.4 to the Company’s Form S-8 Registration Statement, filed on July 24, 2014, and incorporated herein by reference).

5.1	Opinion of TroyGould PC with respect to the securities being registered (included with this registration statement).

23.1	Consent of Pritchett, Siler & Hardy, P.C. (included with this registration statement).

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page of this Registration Statement).